EX-28.d.4.t

SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into effective the 10th day of June, 2025, by and among NATIONWIDE MUTUAL FUNDS (the “Trust”), a Delaware statutory trust, NATIONWIDE FUND ADVISORS (the “Adviser”) a Delaware business trust registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a corporation organized under the laws of the State of Delaware (the “Subadviser”), and also registered under the Advisers Act.

W I T N E S S E T H:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated as of the 1st day of May, 2007 (the “Advisory Agreement”), been retained to act as investment adviser for certain of the series of the Trust that are listed on Exhibit A to this Agreement (each, a “Fund”);

WHEREAS, the Adviser represents that it is willing and possesses legal authority to render such services subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Trust and the Adviser each represent that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Subadviser to assist it in the provision of a continuous investment program for that portion of each Fund’s assets that the Adviser will assign to the Subadviser, and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to each Fund:

1.   Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as investment adviser for and to manage that portion or all of the assets of the Fund that the Adviser from time to time upon reasonable prior notice allocates to, and puts under the control of, the Subadviser (the “Subadviser Assets”) subject to the supervision of the Adviser and the Board of Trustees of the Trust and subject to the terms of this Agreement. The Subadviser hereby accepts such appointment and, in such capacity, agrees to be responsible for the investment management of the Subadviser Assets. It is recognized that the Subadviser and certain of its affiliates now act, and that from time to time hereafter may act, as investment adviser to one or more other investment companies and to fiduciary or other managed accounts and that the Adviser and the Trust cannot object to such activities.

2.   Duties of Subadviser.

(a)   Investments. The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the directions of the Adviser and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of the Subadviser Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets. The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with the Subadviser’s activities under this Agreement, including, without limitation, providing information concerning the Fund, its funds available or to become available for investment, and generally as to the conditions of the Fund’s or the Trust’s affairs.

(b)   Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, the Subadviser shall act in conformity with the Prospectus and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, the Fund or the Adviser notifies the Subadviser thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively) and with the instructions and directions received in writing from the Adviser or the Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations. Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws and the Prospectus, the instructions and directions received in writing by Subadviser from the Adviser or the Trustees of the Trust or the 1940 Act, the Code, and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring the Fund’s and the Trust’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and the Subadviser is only obligated to comply with this subsection (b) with respect to the Subadviser Assets. The Adviser timely will provide the Subadviser with any materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

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The Adviser shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M and, if applicable, Section 817(h) of the Code. In connection with such compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Subadviser Assets are out of compliance with the diversification requirements under either Subchapter M or, if applicable, Section 817(h). If the Adviser notifies the Subadviser that the Subadviser Assets are not in compliance with such requirements noted above, the Subadviser will take prompt action to bring the Subadviser Assets back into compliance within the time permitted under the Code thereunder.

The Adviser will provide the Subadviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Prospectus, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Subadviser Assets consistent with such changes, provided that the Subadviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser. In addition to such notice, the Adviser shall provide to the Subadviser a copy of a modified Prospectus reflecting such changes. The Adviser acknowledges and will ensure that the Prospectus will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Subadviser shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in the Prospectus. The Subadviser hereby agrees to provide to the Adviser in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus or in the Trust’s Registration Statement on Form N-1A.

(c)    Voting of Proxies. The Adviser hereby delegates to the Subadviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Subadviser Assets and authorizes the Subadviser to delegate further such discretionary authority to a designee. The Subadviser, including without limitation its designee (for which the Subadviser shall remain liable), shall have the power to vote, either in person or by proxy, all securities in which the Subadviser Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser, the Fund or the Trust or take any action with respect thereto. The Adviser agrees to instruct the Fund’s custodian to forward all proxy materials and related shareholder communications to Subadviser’s designee promptly upon receipt. Subadviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received by Subadviser in a timely manner. If both the Subadviser and another entity managing assets of the Fund have invested the Fund’s assets in the same security, the Subadviser and such other entity will each have the power to vote its pro rata share of the Fund’s security. The Subadviser will establish a written guidelines for proxy voting in compliance with current applicable

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rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act. For avoidance of doubt, Subadviser will vote proxies in accordance with Subadviser’s guidelines. The Subadviser will provide the Adviser or its designee, a copy of such guidelines and establish a process for the timely distribution of the Subadviser’s voting record with respect to the Fund’s securities and other information available to Subadviser that is necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

(d)    Derivatives Transactions. Subject to the terms of the Prospectus, the Subadviser is authorized to enter into Derivatives Transactions (as defined in Exhibit B) on behalf of the Fund, and, as set forth in subsection (e) below, to enter into all documents and agreements related thereto. In connection with the Fund’s Derivatives Transactions and in accordance with the requirements of the 1940 Act, the Subadviser is authorized to deposit or transfer any property as collateral with any agent or counterparty, to grant security interests in such collateral and to make any and all margin payments, all on such terms and conditions as the Subadviser shall determine. Exhibit B supplements the Agreement with representations, warranties and covenants by the Adviser and the Trust that the Subadviser will rely upon when entering into derivatives contracts and agreements relating to such transactions on behalf of the Fund.

(e)    Agent. Subject to any other written instructions of the Adviser or the Trust, the Subadviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact with full power and authority for the limited purposes of entering into and executing account documentation, agreements, contracts and other documents as the Subadviser shall be requested by brokers, dealers, futures commission merchants, counterparties and other persons in connection with its management of the Subadviser Assets. The Adviser hereby authorizes and directs the Subadviser to enter into a contractual arrangement on behalf of the Fund with a futures commission merchant or other counterparty (a “side letter”) to offset the Fund’s exposure under certain physically settled futures contracts or, if necessary, to assign the Fund’s delivery obligations under such physically settled futures contracts to the futures commission merchant or other counterparty. The side letter allows certain physically settled futures to be treated as cash-settled for asset segregation purposes. The Subadviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.

(f)    Brokerage. The Subadviser is authorized, subject to the supervision of the Adviser and the plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of the Subadviser Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser) or dealers, including futures commission

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merchants (collectively “Brokers”) as Subadviser may elect and negotiate commissions to be paid on such transactions. The Subadviser, however, is not required to obtain the consent of the Adviser or the Trust’s Board of Trustees prior to establishing any such account with a Broker. The Subadviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Subadviser. In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. Notwithstanding the foregoing, neither the Trust, the Fund nor the Adviser shall instruct the Subadviser to place orders with any particular Broker(s) with respect to the Subadviser Assets. If the Subadviser manages all or a portion of a Fund’s assets from its offices in the United Kingdom (“UK Managed Assets”), the brokerage commissions paid on transactions in the UK Managed Assets will compensate the Broker for trade execution only. Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to effect investment transactions in assets the Subadviser manages from its offices outside the United Kingdom (“U.S. Managed Assets”) through Brokers who provide brokerage and/or research services, as such services are defined in section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Fund to pay such Broker an amount of commission for effecting a U.S. Managed Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser with respect to the accounts as to which it exercises investment discretion. The Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay such Broker an amount of commission for effecting a U.S. Managed Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction.

It is recognized that the services provided by such Brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Subadviser Assets as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations,

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may, but shall be under no obligation to, aggregate the securities to be sold or purchased (including those transactions executed through its office in the United Kingdom, as applicable) in circumstances where the Subadviser believes that aggregating will result in a more favorable overall execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to such other clients. It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Subadviser Assets. Further information regarding the Adviser’s order aggregation policies is available in Part 2A of the Subadviser’s Form ADV and, with respect to activities conducted in its offices in the United Kingdom, to the extent applicable, the FCA Disclosure Document provided to the Adviser and the Trust.

The Adviser hereby acknowledges receipt of the the Subadviser’s Order Execution Policy applicable to certain transactions executed through its office in the United Kingdom and consents to the Subadviser following such policy. In addition, the Adviser agrees that the Subadviser may execute orders outside a “trading venue,” as that term is defined in the European Union’s “Markets in Financial Instruments Directive II” (“MFID II”) so long as such transactions are consistent with each Fund’s investment objectives, strategies and risks, as stated in the Fund’s current prospectus.

(g)   Securities Transactions. The Subadviser and any affiliated person of the Subadviser will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, the Subadviser or any affiliated person of the Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

The Subadviser, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which may include either (i) certifying to the Adviser that the Subadviser and its Access Persons have complied with the Subadviser’s Code of Ethics with respect to the Subadviser Assets or (ii) identifying any material violations which have occurred with respect to the Subadviser Assets. The Subadviser will have also submitted its Code of Ethics for its initial approval by the Board of Trustees no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(h)   Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder

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pertaining to the Subadviser Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Subadviser acknowledges that the Fund’s Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files. The Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

(i)    Information Concerning Subadviser Assets and Subadviser. From time to time as the Adviser or the Trust reasonably may request in good faith, the Subadviser will furnish the requesting party reports on portfolio transactions and reports on the Subadviser Assets, all in such reasonable detail as the parties may reasonably agree in good faith. Notwithstanding the foregoing, the Subadviser agrees to inform the Adviser as soon as reasonably practicable of any trade errors and to remediate any such errors as soon as reasonably practicable. The Subadviser will also inform the Adviser in a timely manner of material changes in portfolio managers responsible for Subadviser Assets, any changes in the ownership or management of the Subadviser, or of material changes in the control of the Subadviser. Upon the Trust’s or the Adviser’s reasonable request, the Subadviser will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Subadviser Assets via telephone on a quarterly basis and in person on a less frequent basis as agreed upon by the parties.

Subject to the other provisions of this Agreement, the Subadviser will also provide such information or perform such additional acts with respect to the Subadviser Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws and regulations, including without limitation, requirements of or pertaining to the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(j)    Custody Arrangements. The Trust or the Adviser shall notify the Subadviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Subadviser Assets and shall give the Subadviser written notice of any changes in such custodian banks or custody arrangements. The Subadviser shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Subadviser Assets. The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by the Subadviser with respect to the Subadviser Assets (which instructions may be orally given if confirmed in writing); and (B) provide the Subadviser with all operational information necessary for the Subadviser to trade the Subadviser Assets on behalf of the Fund. The Subadviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized

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custodian(s) by a representative of the Subadviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions and such instructions are the direct result of willful misfeasance, bad faith or gross negligence on the part of the Subadviser or a reckless disregard by the Subadviser of its duties hereunder.

(k)    Valuation Assistance. The Subadviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Trust. The Adviser hereby acknowledges that the Subadviser is not responsible for pricing portfolio securities. Notwithstanding the foregoing, the Subadviser agrees that, upon request of the Adviser, it shall reasonably assist the Adviser in obtaining prices for portfolio securities and, to the extent it may lawfully do so, provide the Adviser with reasonable information, data or analyses in its possession. The Adviser and the Trust acknowledge that any such information, data or analyses may be proprietary to the Subadviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Subadviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.

(l)   Legal Proceedings. The Subadviser shall not act for, represent, or purport to bind the Trust, the Fund, or the Adviser in any legal or administrative proceeding involving the Fund or any such proceedings involving any security, investment, or instrument currently or formerly held or entered into by the Fund, including, without limitation class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings (“Legal Matters”). The Subadviser agrees to cooperate with the Adviser to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Fund and/or the Adviser may reasonably request. To the extent that the Subadviser is required to take part in any Legal Matter in connection with this Agreement, whether by producing documents, testifying as a witness or otherwise, the Subadviser shall be reimbursed for reasonable legal costs and expenses in connection with such participation.

(m)    Cash Flows. The Adviser shall have the right at any time to increase or decrease the allocation of the Fund to the Subadviser, if the Adviser deems such increase or decrease appropriate.

Should the Adviser decrease the allocation of the Fund to the Subadviser, the Adviser shall ensure that the Fund’s custodian will maintain sufficient cash or other monies in the Fund’s custody account in order for the Subadviser to settle or arrange for the settlement of all transactions made on behalf of the Fund prior to any such decrease in allocation of the Fund to the Subadviser. In the event that the Adviser instructs the Subadviser to trade ahead of receipt of cash or monies into the Fund’s custody account, such instruction will be treated as a forward dated receivable and the Adviser agrees that it shall bear any charges incurred in the Fund’s custody account, including overdraft charges, trading costs, buy-in fees or any other costs associated with settlement failures,

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and shall be liable to the Subadviser for all losses or damages incurred by the Subadviser as a result of late receipt of the cash or monies into the Fund’s custody account.

The Adviser agrees to inform the Subadviser promptly of any event which will or may have a material impact on the short-term liquidity of the Fund upon which parties shall coordinate further steps to be taken to resolve any possible overdraft or shortage in liquidity.

3.   Independent Contractor. In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

4.   Expenses . During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Subadviser shall not be responsible for the Trust’s, the Fund’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying Subadviser Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Subadviser Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses. The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of the Fund or the Adviser. The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

5.   Compensation . For the services provided pursuant to this Agreement, the Subadviser is entitled to the fee listed for the Fund on Exhibit A hereto. Such fees will be computed daily and paid no later than the seventh (7th) business day following the end of each

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month, from the Adviser, calculated at an annual rate based on the Subadviser Assets’ average daily net assets.

The method of determining the net asset value of the Subadviser Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Fund’s Prospectus. If this Agreement shall be effective for only a portion of a month with respect to the Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

6.   Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a)   The Subadviser is registered as an investment adviser under the Advisers Act;

(b)   The Subadviser is registered as a Commodity Trading Advisor under the Commodity Exchange Act, as amended (the “CEA”), with the Commodity Futures Trading Commission (the “CFTC”), or is not required to file such registration;

(c)   The Subadviser is a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(d)   The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser’s powers and have been duly authorized by all necessary actions of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser; and

(e)   The Form ADV of the Subadviser previously provided to the Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Subadviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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7.   Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:

(a)   The Adviser is registered as an investment adviser under the Advisers Act;

(b)   The Adviser has filed a notice of exemption pursuant to Rule 4.14 under the CEA with the CFTC and the National Futures Association or is not required to file such exemption;

(c)   The Adviser is a business trust duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(d)   The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its directors, shareholders or managing unitholder, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(e)   The Form ADV of the Adviser previously provided to the Subadviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(f)   The Adviser acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement; and

(g)   The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of each of the Trust’s mutual fund series, including without limitation the Adviser’s entering into and performing this Agreement.

8.   Representations and Warranties of the Trust. The Trust represents and warrants to the Adviser and the Subadviser as follows:

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(a)   The Trust is a statutory trust duly formed and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(b)   The Trust is registered as an investment company under the 1940 Act and has elected to qualify and has qualified, together with the Fund, as a regulated investment company under the Code, and the Fund’s shares are registered under the Securities Act;

(c)   The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of the Trust and its Board of Trustees, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement, and the execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust; and

(d)   The Trust acknowledges that it received a copy of the Subadviser’s Form ADV prior to the execution of this Agreement.

9.   Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Subadviser, the Adviser and the Trust pursuant to the recitals above and Sections 6, 7 and 8, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

10.  Liability and Indemnification.

(a)   Liability. (i) The Subadviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser or a reckless disregard of its duties hereunder, the Subadviser, each of its affiliates and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Subadviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, any other subadviser to the Fund, the Trust or the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 10(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability

Aug 2021	12

to the Subadviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Subadviser Assets. Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws and the CEA.

(ii) Notwithstanding anything in this Agreement to the contrary, the Subadviser shall not be liable to the Fund or the Adviser in respect of the default, fraud, act or omission, negligence or willful misconduct of any market counterparty through or with whom transactions are effected for the Fund to the extent the Subadviser was not grossly negligent in the selection or monitoring of such counterparty.

(b)    Indemnification. The Subadviser shall indemnify the Adviser, the Trust and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA. The Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA.

The Trust shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA.

(c)   The Subadviser shall not be liable to the Adviser for (i) any acts of the Adviser or any other subadviser to the Fund with respect to the portion of the assets of the Fund not managed by Subadviser, or (ii) acts of the Subadviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser or any other subadviser to the Fund, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request. The Adviser agrees that Subadviser shall manage the Subadviser Assets as if they were a separate operating Fund as set forth in Section 2(b) of this Agreement. The Adviser shall indemnify the Subadviser, its Affiliates and Controlling Persons from any liability arising from the conduct of the Adviser and any other subadviser with respect to the portion of the Fund’s assets not allocated to the Subadviser.

Aug 2021	13

(d)   Notwithstanding anything herein to the contrary, under no circumstances shall the Adviser, the Trust or the Subadviser be liable hereunder for any special, consequential, indirect, incidental, exemplary or punitive damages.

11.  Duration and Termination.

(a)   Duration. Unless sooner terminated, this Agreement shall go into effect as to any Fund covered by this Agreement initially or at such later time as such Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement and shall remain in effect for an initial period of no more than two years that terminates on the second January 1st that occurs following the date thereof, and, for any Fund subsequently added to this Agreement, an initial period of no more than two years that terminates on the second January 1st that occurs following the effective date of this Agreement with respect to such Fund, and thereafter shall continue automatically for successive annual periods with respect to each such Fund, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)    Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i)   By vote of a majority of the Trust’s Board of Trustees, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not more than 60 days’ written notice to the Subadviser;

(ii)   By any party hereto immediately upon written notice to the other parties in the event of a breach of any provision of this Agreement by either of the other parties; or

(iii)  By the Subadviser upon not less than 120 days’ written notice to the Adviser and the Trust.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

12.  Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and

Aug 2021	14

review the Subadviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in the Fund.

13.  Reference to Adviser and Subadviser.

(a)   Neither the Adviser nor any Affiliate or agent of the Adviser shall make reference to or use the name of Subadviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Subadviser to the Fund, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Subadviser, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Fund and any Affiliate thereof to satisfy the foregoing obligation.

(b)   The Subadviser shall not make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Subadviser, which references shall not differ in substance from those included in the Prospectus and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed.

(c)   Subadviser agrees that, for so long as Subadviser is the sole sub-adviser of a Fund, the Subadviser grants the Trust and Fund a non-exclusive, non-assignable, non-sublicensable royalty-free right to use the name “J.P. Morgan” in the name of the Fund or Fund series and that such use of the name “J.P. Morgan” may include use of the name in prospectuses, reports, and sales materials. The Adviser and the Trust shall include appropriate trademark credit lines and notice symbols as reasonably directed by the Subadviser. All use of the name J. P. Morgan shall inure to the benefit of its owner, JPMorgan Chase & Co. Upon termination of this Agreement, the Adviser and the Fund shall forthwith cease to use the name of J.P. Morgan (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

14.  Amendment . This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

15.  Confidentiality. Subject to the duties of the Adviser, the Trust and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all

Aug 2021	15

information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Fund in respect thereof; except to the extent:

(a)    Authorized.  The Adviser or the Trust has authorized such disclosure;

(b)   Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)   Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)   Already Known. Such information already was known by the party prior to the date hereof;

(e)    Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Fund’s custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or, not known to the party under reasonable circumstances to breach a similar confidential disclosure agreement regarding the information; or

(f)    Independently Developed. The party independently developed such information.

Notwithstanding anything in the forgoing to the contrary, to the extent that: i) any market counterparty with whom the Subadviser deals requires information relating to the Fund (including, but not limited to, the identity and market value of the Fund), or ii) Subadviser delegates any of its services agreed to under this Agreement to an affiliate or third-party in compliance with Section 27 of this Agreement, the Subadviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund or provide such services in accordance with the terms of this Agreement, and provided that with respect to any such counterparty, the Subadviser enters into a confidentiality agreement.

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of confidential information that (i) are at least equal to industry standards for such types of locations, (ii) are in accordance with reasonable policies in these regards, and (iii) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of confidential information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against cyber-attacks, “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached. Each party will report to the other party promptly any breaches of security or unauthorized access to its systems

Aug 2021	16

that it detects or becomes aware of that would require notification to consumers and/or regulators, as may be required by applicable federal and/or state laws. Each party will use reasonable and diligent efforts to remedy such breach of security or unauthorized access in a timely manner.

16.  Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered by mail postpaid to the other parties, electronic means (including by email or web link), transmitted by facsimile with acknowledgment of receipt, or any other mutually agreed telecommunication method at the addresses specified below (or such other name or address as may be given in writing to the other party), which may from time to time be changed by the parties by notice to the other party:

(a)   If to the Subadviser:

J.P. Morgan Investment Management Inc.

1111 Polaris Pkwy, Floor 3A

Columbus, OH, 43240-2050,

Attention: Danielle Azua

Email: danielle.azua@jpmorgan.com

(b)   If to the Adviser:

Nationwide Fund Advisors

One Nationwide Plaza

Mail Code 1-18-102

Columbus, OH 43215

Attention: Legal Department

Facsimile: (855) 664-5336

(c)   If to the Trust:

Nationwide Mutual Funds

One Nationwide Plaza

Mail Code 1-18-102

Columbus, OH 43215

Attention: Legal Department

Facsimile: (855) 664-5336

17.  Jurisdiction . This Agreement shall be governed by and construed in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the state courts of the State of Delaware, and (ii) subject to service of process in the State of Delaware. Unless the parties consent in writing

Aug 2021	17

to the selection of an alternative forum, the exclusive jurisdiction for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be the state and federal courts located in the State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any litigation relating thereto except in the Delaware Courts and (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court, by way of motion, as a defense, counterclaim or otherwise, that (i) such litigation brought therein has been brought in any inconvenient forum, (ii) it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

19.  Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

20.  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

21.  Severability . If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

22.  Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof

23.  Nationwide Mutual Funds and its Trustees. The terms “Nationwide Mutual Funds” and the “Trustees of Nationwide Mutual Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Amended and Restated Agreement and Declaration of Trust made and dated as of October 28, 2004, as has been or may be amended and/or restated from time to time, and to which reference is hereby made.

24.  No Third Party Beneficiaries. This Agreement is for the exclusive benefit and convenience of the Trust, the Adviser and the Subadviser and there are no third-party beneficiaries of this Agreement. Nothing contained herein shall be construed as granting, vesting, creating or conferring any direct, indirect, or derivative right of action, or any other right or benefit, upon past, present or future shareholders of any Fund or upon any other third party.

Aug 2021	18

25.  Multi-Manager Funds. In connection with securities transactions for the Fund, the Subadviser that is (or whose affiliated person is) entering into the transaction, and any other investment manager that is advising an affiliate of the Fund (or portion of the Fund) (collectively, the “Managers” for the purposes of this section) entering into the transaction are prohibited from consulting with each other concerning transactions for the Fund in securities or other assets and, if both Managers are responsible for providing investment advice to the Fund, the Manager’s responsibility in providing advice is expressly limited to a discrete portion of the Fund’s portfolio that it manages.

This prohibition does not apply to communications by the Adviser in connection with the Adviser’s (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) determination of the allocation of assets among the Manager(s), if any; and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a Manager.

26.  Anti-Money Laundering. Adviser acknowledges that the Subadviser operates so as to comply with all applicable federal, state and local laws relating to the prevention of money laundering and terrorist financing. Adviser hereby acknowledges that it has policies and procedures in place designed to comply with any applicable Anti -Money Laundering (“AML”) requirements in the United States, including the Bank Secrecy Act as amended by the USA PATRIOT ACT as amended, and other applicable laws and regulations in those jurisdictions where the Adviser operates, relating to the prevention of money laundering and terrorist financing. Adviser also acknowledges that it has policies and procedures in place designed to comply with the prohibitions and restrictions mandated by the U.S. Treasury Department’s Office of Foreign Assets Control and all other sanctions laws and regulations applicable in the jurisdictions in which it operates. To the Adviser’s knowledge, any solicitations and other activities by Adviser or, as applicable, its service providers in connection with the Fund have been and will be conducted in accordance with such applicable AML and sanctions laws and regulations.

27.  Delegation. The Subadviser may employ an affiliate or a third party to perform any accounting, administrative, reporting, proxy voting or ancillary services required to enable the Subadviser to perform its functions under this Agreement. The Subadviser may provide information about the Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. The Subadviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Subadviser of any of its obligations under this Agreement. For the avoidance of doubt, Subadviser shall be responsible and liable for the actions or omissions of any such affiliate or third party to the same extent as if the Subadviser itself had acted or failed to act instead of the affiliate or third party.

28.  MFID II Reports. The Subadviser will provide the Adviser with all reports as required by applicable regulation, including those issued by the Financial Conduct Authority of the United Kingdom (“FCA”), if relevant.

Aug 2021	19

29.  Legal Entity Identifier. The Adviser shall maintain the Fund’s Legal Entity Identifier (“LEI”), inform the Subadviser of the Fund’s LEI and promptly notify the Subadviser in the event the LEI becomes invalid, or if a different LEI becomes applicable to the Fund.

30.  Conflicts Disclosure. The Adviser acknowledges that conflicts of interest may arise in the course of the Subadviser providing discretionary investment management services to the Fund. Further information on the Subadviser’s potential conflicts of interest and its conflicts of interest policy may be found in the Subadviser’s Form ADV and/or its FCA Disclosure Document, each of which have been provided to the Adviser.

31.  Services Not Exclusive. Adviser agrees that Subadviser may give advice and take action with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. It is Subadviser’s policy to allocate investment opportunities among clients over a period of time on a fair and equitable basis. Adviser recognizes that Subadviser, in effecting transactions for its various accounts, may not always be able to take or liquidate investment positions in the same security at the same time and at the same price. Adviser agrees that Subadviser shall not have any obligations to purchase or sell, or to recommend for purchase or sale, for the Fund any security which Subadviser or its affiliates, their directors, trustees, officers, principals or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of Subadviser such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing in this Agreement shall limit or restrict the right of the Subadviser, the Adviser, the Fund, the Trust, or any of their respective directors, officers, affiliates or employees (i) to buy, sell or trade in any securities for its or their own accounts or other accounts; or (ii) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

Aug 2021	20

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/ Christopher Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Christopher Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

SUBADVISER
J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Danielle K. Azua
Name: Daniel K. Azua
Title: Vice President

Aug 2021	21

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND J.P. MORGAN INVESTMENT MANAGEMENT INC.

Effective June 10, 2025*

Funds of the Trust	Subadvisory Fees
Nationwide Fund	0.25% on Subadviser Assets up to $100 million; 0.20% on Subadviser Assets of $100 million and more but less than $200 million; and 0.15% on Subadviser Assets of $200 million and more

*As approved at the Board of Trustees Meeting held on June 9-10, 2025.

[The remainder of this page is intentionally left blank.]

Aug 2021	22

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/ Christopher Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Christopher Graham
Name: Christopher Graham
Title: SVP, Chief Investment Officer

SUBADVISER
J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Danielle K. Azua
Name: Daniel K. Azua
Title: Vice President

Aug 2021	23

EXHIBIT B

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUST AND THE ADVISER

The Adviser and the Trust each acknowledges and agrees that, in connection with the Subadviser’s performance of its services under this Agreement (including, without limitation, the execution, delivery and performance of any Derivatives Transactions), Subadviser will rely on the Adviser’s and the Trust’s representations, warranties and covenants on behalf of the Fund set forth below. The Adviser and the Trust hereby authorize Subadviser to conclusively rely upon such representations, warranties and covenants as being true, correct and complete on and as of the date hereof and for so long as the Agreement is outstanding or until written notice to the contrary is provided to the Subadviser with respect to any such representation, warranty, or covenant. The Adviser shall provide Subadviser as soon as practicable with written notice if any of the representations, warranties and covenants set forth in this letter ceases to be true, correct or complete.

For purposes of this agreement “Derivatives Transaction” shall mean any contract, transaction or arrangement (whether cleared or uncleared and whether or not exchange traded) specified in (a)(i)-(iii) below and authorized for investment by the Prospectus and all necessary or appropriate documentation relating thereto.

The Adviser and the Trust represent, warrant and covenant as follows:

a.

Subject to this Agreement and the Prospectus (and for the absence of doubt the provisions of this Exhibit B shall not be deemed to grant the Subadviser authority to make any investment not permitted by the Agreement or the Prospectus), in investing and reinvesting the assets of the Fund (hereinafter, the “Account Holder”) the Subadviser is authorized and empowered as follows:

i.

to purchase, sell, hold, make payments and transfers with respect to, and generally deal in any manner with and in, all futures contracts (and any options on such contracts) and to enter into all documents and agreements relating thereto, including, without limitation, futures contracts with a futures commission merchant or swap dealer with respect to financial instruments and any group or index of securities or commodities (or any interest therein based upon the value thereof), futures account agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements, give-up agreements and related documentation, in each case on such terms and conditions as Subadviser shall determine;

ii.

to enter into, purchase, sell, hold, make payments and transfers with respect to and generally deal in any manner with and in any derivative transactions (whether cleared or uncleared and whether or not exchange traded) and to execute, cause to be executed and enter into all documents and agreements relating thereto (including, without limitation, any master agreements,

Aug 2021	24

futures and options agreements, cleared derivatives transactions addenda, cleared derivatives execution agreements and account agreements, give-up agreements, International Swaps and Derivatives Association protocols and related documentation), in each case with futures commission merchants or swap dealers or other market participants on such terms and conditions as Subadviser shall determine, including, without limitation, (i) any transaction which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, contract for differences, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (iii) any combination of these transactions;

iii.

in connection with any transaction or agreement specified in clauses (a)(i) and (a)(ii) above, to deposit or transfer any property as collateral with any futures commissions merchant, to grant security interests in such collateral and to execute or cause to be executed any and all required or appropriate documentation with respect to such collateral and to make any and all margin payments, all on such terms and conditions as the Subadviser shall determine, and subject in all instances to compliance with the provisions of the 1940 Act; and

iv.

to enter into a side letter on behalf of the Account Holder with a futures commission merchant or other counterparty to offset the Account Holder’s exposure under certain physically settled futures contracts or, if necessary, to assign the Account Holder’s delivery obligations under such physically settled futures contracts to the futures commission merchant or other counterparty. The side letter allows certain physically settled futures to be treated as cash-settled for asset segregation purposes.

b.	Account Holder qualifies as a “Qualified Eligible Person” under the rules of the Commodity Futures Trading Commission (“CFTC”) because:

Aug 2021	25

i.

Account Holder is a series of an investment company registered under the Investment Company Act of 1940, not formed for the specific purpose of opening an exempt account with the commodity trading advisor; and

ii.	Account Holder owns securities of issuers not affiliated with it and other investments with an aggregate market value of at least $2 million.

c.	The Trust is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

d.

The Trust and the Adviser have the power to authorize the Subadviser to execute Derivatives Transactions on Account Holder’s behalf, to perform obligations under any such Derivatives Transactions and have taken, or will take prior to the execution of any such Derivatives Transaction, all necessary action to authorize the execution, delivery and performance of any such Derivatives Transactions.

e.

The Subadviser may enter into the various types of transactions contemplated hereunder on behalf of the Fund under documentation negotiated by the Subadviser for such purpose and neither the Adviser, the Trust, the Fund, nor any law, rule or regulation applicable with respect to the Fund, require the Subadviser to include (or not include) any terms, information, conditions, representations or other contractual provisions (other than those that have been attached hereto by the Adviser, if any, and such restrictions as are applicable to the Fund under the Investment Company Act of 1940) in such documentation, such as, without limitation, provisions related to jurisdiction, tax or sovereign immunity. The Adviser hereby acknowledges that the Subadviser is relying on the Adviser to advise the Subadviser of any terms, information, conditions, representations or other contractual provisions that the Subadviser is required to include (or not include) in such documentation.

f.

Assuming compliance by the Subadviser with the relevant provisions of this Agreement and the Prospectus, the execution, delivery and performance of any Derivatives Transaction will not violate or conflict with any law applicable to the Account Holder and its property (including any restrictions on leverage or speculation, if applicable), any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of the assets or any contractual restriction binding on or affecting it or any of its assets.

f.

All governmental and other consents that are required to have been obtained by the Trust on behalf of the Account Holder with respect to the execution and performance of Derivatives Transactions have been obtained and at the time of execution of any such Derivatives Transaction will be in full force and effect and all conditions of any such consents will have been complied with.

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g.

Assuming any applicable Derivatives Transaction that is entered into by the Subadviser on behalf of the Account Holder is a legal, valid and binding obligation of, and enforceable in accordance with its terms against, each of the other parties thereto, the Account Holder’s obligations under any such Derivatives Transaction constitute or will constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

h.

There is not pending or, to the Trust’s or the Adviser’s knowledge, threatened against the Trust or the Account Holder or any of their affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against the Account Holder of any Derivatives Transaction to which it is (or may in the future become) a party or its ability to perform its obligations under any such Derivatives Transaction.

i.

The Adviser, on behalf of the Account Holder, is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the terms and conditions of entering into Derivatives Transactions, and understands and accepts, the terms, conditions and risks of entering into Derivatives Transactions. Account Holder assumes the financial and other risks of any Derivatives Transactions to which it is, or in the future may become, a party. The Adviser, on behalf of the Account Holder, understands that the counterparties to any Derivatives Transactions are not, and will not be, acting as a fiduciary for or an advisor to Account Holder in respect of such Derivatives Transactions.

j.

The Adviser, on behalf of the Account Holder, understands that the counterparties to Derivatives Transactions generally will be entitled to request or receive certain certificates, opinions, financial statements, documents (including without limitation, copies of this Agreement) or information in accordance with the terms of such Derivatives Transactions (collectively, “Information”) from the Account Holder and the Account Holder’s custodian, and will be entitled to rely conclusively upon any Information furnished to the counterparty. The Adviser, on behalf of the Account Holder, covenants that it shall provide, or cause to be provided, to the Subadviser such Information as may be required of such persons under any Derivatives Transactions, or as the Subadviser may reasonably request from time to time to satisfy its obligations under any Derivatives Transactions and that such Information will, as of the date of such Information, be true, accurate and complete in all material respects and Subadviser may provide such Information to such counterparties. The Adviser, on behalf of the Account Holder, understands that any failure to provide Information in connection with

Aug 2021	27

Derivatives Transactions in a timely fashion may result in counterparties’ termination of certain Derivatives Transactions.

k.

With respect to any Derivatives Transaction executed on behalf of Account Holder on or under the rules of any swaps execution facility (“SEF”), to the extent required by such SEF under its rulebook or otherwise, Account Holder; (a) consents to the jurisdiction of such SEF in connection with and with respect to any such Derivatives Transaction; (b) agrees that every such Derivatives Transaction shall import all the terms of the rules of such SEF insofar as they are applicable to such Derivatives Transaction; (c) agrees that the Subadviser shall be permitted comply with all requirements of such SEF’s rulebook and any other arrangements, provisions and directions given by such SEF; (d) agrees that Account Holder shall provide to such SEF and its agents, including its regulatory service provider, access to all applicable books and records, staff and other information necessary for monitoring and enforcement of such SEF’s rulebook; (e) agrees to comply with all disclosure requirements set forth in applicable CFTC regulations and National Futures Association rules and regulations and any additional disclosure or other requirements imposed by a SEF’s rulebook and (f) agrees that all disputes or claims arising out of any Derivatives Transaction executed on or under the rules of a SEF will be resolved by submission to arbitration pursuant to the rulebook of such SEF.

l.

The Adviser, on behalf of the Account Holder, acknowledges and agrees that the Subadviser and its affiliates may aggregate transactions in “swaps” (as defined under the Commodity Exchange Act, as amended (“CEA”) and by rules and regulations of the CFTC) on behalf of Account Holder together with transactions in “swaps” on behalf of other clients of the Subadviser or its affiliates and may effect such transactions as “block trades” (as defined under the CEA).

m.

The Adviser has reviewed the registration requirements of the CEA and the registration requirements of the National Futures Association and has determined that it and the Account Holder is in compliance with such requirements to the extent applicable.

n.

In the event the Subadviser is terminated as Subadviser to the Account Holder, a successor subadviser shall have the power and authority to assume outstanding transaction under the Agreement entered into by the terminated Subadviser.

o.

The Trust and the Adviser have taken all steps to, and have directed the Account Holder’s custodian to, follow all of Subadviser’s investment related direction with respect to the Account Holder’s assets, including, without limitation, the posting of any margin, collateral or other assets that may be required under such agreements or arrangements entered into by Subadviser with respect to the assets of the Account Holder. The Trust and the Adviser represent and warrant that with respect to Account Holder in connection with Subadviser’s activities described in this Agreement with respect to the Account Holder, including without limitation,

Aug 2021	28

this letter agreement, such actions are and shall be authorized and permitted under all applicable governing documents of the Trust and the Account Holder and will not violate or conflict with any law applicable to the Trust, the Adviser or the Account Holder, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting its assets. The Subadviser is not responsible for the custody of the Account Holder’s assets.

Account Holder is the sole owner of or otherwise has the right to transfer, or pledge, the assets to be used as collateral in connection with the Derivatives Transactions.

p.	Subject to the Account Holder’s custodian agreement and any related account control agreement, Account Holder has not granted any lien or security interest in its assets in the Account.

q.

The Adviser, on behalf of the Account Holder, will take and/or permit the Subadviser on its behalf to take any and all necessary actions in order to transfer title to, or grant a valid, perfected security interest in (as may be applicable), such assets to a counterparty under the applicable counterparty documents.

r.

The Account Holder is a “Financial Entity”[1] as defined under Section 2(h)(7)(C)(i) of the CEA, without regard to an exemption or exclusion provided in Section 2(h)(7)(C)(ii) of the CEA and CFTC regulations thereunder or in Section 2(h)(7)(C)(iii) of the CEA.

s.	The Account Holder is a “Financial Company” as defined under Section 201(a)(11) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, 12 U.S.C. §5381(a)(11).

t.	The Account Holder is not an “Insured Depository Institution” as defined under 12 U.S.C. §1813.

u.

The Account Holder is not a “Commodity Pool” as defined under Section 1(a)(10) of the CEA[2] and applicable regulations thereunder, but has filed with the National Futures Association and/or the CFTC a Notice of Exclusion from being a Commodity Pool pursuant to Rule 4.5 under the CEA.

v.

Account Holder is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), the terms and conditions of and understands and accepts the risks of entering into and submitting the cleared Derivatives Transactions for clearing and settlement, including, but not limited to, the risk that: (1) the regulations applicable to cleared Derivatives Transactions, including the rules, regulations and procedures of the applicable

1 Definition available available at: http://www.cftc.gov/ucm/groups/public/@lrfederalregister/documents/file/2013-17958a.pdf

2 “CEA” means the United States Commodity Exchange Act.

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clearing organization and each SEF or designated contract market, if any, that Account Holder uses in connection with cleared Derivatives Transactions, may differ from the regulations applicable to the execution and clearing of futures contracts; and (2) such cleared Derivatives Transactions may not be afforded the same legal and regulatory treatment as may be afforded the execution and clearing of futures contracts. No clearing member will be acting as a fiduciary for or an adviser to Account Holder in respect of the cleared Derivatives Transactions.

s.

The Trust and the Adviser acknowledge and agree that subject to the Agreement and the Prospectus, the Subadviser has been given full discretion over the trading of Derivatives Transactions for the Account Holder. Such discretion includes, among other things, the authority to open trading accounts with futures commission merchants and provide directly or through service providers relevant “know your customer” and any other information to the futures commission merchant, and to receive on Account Holder’s behalf the disclosures and other information a futures commission merchant is required to provide to its counterparties under CFTC, SEC or other rules governing Derivatives Transactions, including the form and method of delivery of such disclosures and information.

v.

The Trust and the Adviser hereby agree to provide by prompt written notice to Subadviser any additional representations, warranties and covenants reasonably requested by Subadviser to the extent such representations, warranties or covenants are requested by counterparties or required by applicable law.

w.

The Trust and the Adviser each (i) represents that all the representations, warranties or information in or provided in connection with this Exhibit B are true, accurate and complete in all material respects and (ii) agrees to promptly notify the Subadviser in writing of any change to such representations, warranties or information if any of such representations, warranties or information become incorrect or misleading in any respect.

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Protocol(s) Information and Representations:

I.	The full legal name of each Account Holder that will be party to any Swaps[3] is: Nationwide Fund, a series of Nationwide Mutual Funds

II.	The address of each Account Holder is: One Nationwide Plaza, Columbus, OH 43215

III.	Each Account Holder’s U.S. Tax ID number (if applicable) is :

IV.	The main business line of each Account Holder is: registered investment company

(e.g., Pension Plans for      )

(e.g., Endowment for     , or City of      )

V.	CFTC Interim Compliant Identifier/Legal Entity Identifier/ Global Market Entity Identifier (“CICI/LEI/GMEI”):

Each Account Holder’s CICI/LEI/GMEI is:

VI.	Eligible Contract Participant: Each Account Holder is an Eligible Contract Participant because: (please mark the below, as applicable)

(Note: please contact your Client Account Manager if you are unable to mark any of the below boxes in this Section VI)

☐  Financial Institution: Each Account Holder is a “financial institution” as defined in Section 1a(21) of the CEA (a “Financial Institution”).4

☐  Eligible Insurance Company: Each Account Holder is an insurance company that is regulated by a State of the United States, including a regulated subsidiary or affiliate of such insurance company (an “Eligible Insurance Company”).5

☒  Eligible Investment Company: Each Account Holder is an investment company subject to regulation under the Investment Company Act of 1940, as amended (regardless

3 “Swap” means a “swap” as defined in the Section 1a(47) of the CEA and CFTC Regulation 1.3(xxx). The term Swap also includes any foreign exchange swaps and foreign exchange forwards that may be exempted from regulation as “swaps” by the Secretary of the Treasury pursuant to authority granted by Section 1a(47)(E) of the Commodity Exchange Act.

[4]	CEA § 1a(18)(A)(i).

[5]	CEA § 1a(18)(A)(ii).

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of whether each investor in the investment company is itself an Eligible Contract Participant).6

☐  Eligible Commodity Pool: Each Account Holder is a Commodity Pool that (1) has total assets exceeding $5,000,000 and (2) was formed and is operated by a person subject to regulation under the CEA.7

☐  Large Entity: Each Account Holder is a corporation, partnership, proprietorship, organization, trust, or other entity that has total assets exceeding $10,000,000.8

☐  Hedging entity ECP: Each Account Holder is a corporation, partnership, proprietorship, organization, trust, or other entity that has a net worth exceeding $1,000,000 and enters into Swaps in connection with the conduct of the entity’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by the entity in the conduct of the entity’s business.9

☐  Employee Benefits Plan: Each Account Holder is an employee benefit plan subject to ERISA10 or a governmental employee benefit plan (1) that has total assets exceeding $5,000,000; or (2) the investment decisions of which are made by (A) an Subadviser or commodity trading advisor subject to regulation under the Advisers Act of 1940, as amended, or the CEA; (B) a Financial Institution; or (C) an Eligible Insurance Company, or a regulated subsidiary or affiliate of such Eligible Insurance Company.11

☐  Eligible Government Entity: Each Account Holder is (1) a governmental entity (including the United States or a State), or political subdivision of a governmental entity, (2) a multinational or supranational government entity, or (3) an instrumentality, agency, or department of an entity described in clause (1) or (2), and if each Account Holder is an entity described in clause (1) or (3), each Account Holder owns and invests on a discretionary basis $50,000,000 or more in investments, or otherwise satisfies the requirements of Section 1a(18)(A)(vii)(III)(aa) or (cc) of the CEA.12

Commodity Pools: Mark the applicable box(es):

a.

☐ Each Account Holder has total assets exceeding $5,000,000 and is operated by (and, if the Account Holder was formed on or after December 31, 2012, is formed by) (1) a person registered as a Commodity Pool Operator (“CPO”) with the CFTC, (2) a

[6]	CEA § 1a(18)(A)(iii).

[7]

CEA § 1a(18)(A)(iv). The CFTC has interpreted the language “subject to regulation under the Commodity Exchange Act,” for purposes of CFTC Regulation 1.3(m)(6) (effective Dec. 31, 2012) and CEA § 1a(18)(A)(iv) as requiring lawful operation of the Commodity Pool by a person excluded from the definition of “commodity pool operator,” a registered commodity pool operator or a person properly exempt from registration as a commodity pool operator. See 77 Fed. Reg. 30596, 30654-55 (May 23, 2012).

[8]	CEA § 1a(18)(A)(v)(I)-(II).

[9]	CEA § 1a(18)(A)(v)(III).

[10]	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

[11]	CEA § 1a(18)(A)(vi).

[12]	CEA § 1a(18)(A)(vii).

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person excluded from the CPO definition under CFTC Regulation 4.5 or otherwise, or (3) a person properly exempt from registration as a CPO under CFTC Regulation 4.13(a)(3) or otherwise.

b.

☐ With respect to Specified FX Transactions[13] that (1) each Account Holder has total assets exceeding $10,000,000, (2) each Account Holder was either (i) formed on or before December 31, 2012 or (ii) not formed for the purpose of evading regulation under Section 2(c)(2)(B) or 2(c)(2)(C) of the CEA or related CFTC rules, regulations or orders and (3) is operated by (A) a person registered as a CPO with the CFTC or (B) a person properly exempt from registration as a CPO under CFTC Regulation 4.13(a)(3) or any other regulation specified in CFTC Regulation 1.3(m)(8) or any successor regulation.

c.

☐ With respect to Specified FX Transactions that (1) each Account Holder has total assets exceeding $5,000,000, (2) each Account Holder is operated by (and, if the Account Holder was formed on or after December 31, 2012, is formed by) (A) a person registered as a CPO with the CFTC, (B) a person excluded from the CPO definition under CFTC Regulation 4.5 or otherwise, or (C) a person properly exempt from registration as a CPO under CFTC Regulation 4.13(a)(3) or otherwise, (3) all “direct participants” in the Account Holder are Eligible Contract Participants, except as specifically permitted by applicable CFTC interpretative guidance with respect to Section 1(a)(18)(A)(iv) of the CEA and CFTC Regulation 1.3(m)(5), and (4) each Account Holder otherwise satisfies the requirements of Section 1a(18)(A)(iv) of the CEA, CFTC Regulation 1.3(m)(5) and related CFTC interpretations as such requirements, rules and interpretations relate to Specified FX Transactions.

☐  Broker or Dealer – Non natural person: each Account Holder is a broker or dealer (other than a natural person or proprietorship) subject to regulation under the Securities Exchange Act14,15.

☐  Investment Bank Holding Company: each Account Holder is an investment bank holding company (as defined in Section 17(i) of the Securities Exchange Act).16

☐  Futures Commission Merchant (FCM) – Non Natural Person: each Account Holder is a futures commission merchant subject to regulation under the CEA (other than a natural person or proprietorship).17

VII.	Non-Special Entity: The Adviser represents that the Account Holder is not a federal agency or state government body or political subdivision of a state, employee benefit plan

[13]	“Specified FX Transactions” means transactions described in Section 2(c)(2)(B)(vi) or 2(c)(2)(C)(vii) of the CEA.

[14]	“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

[15]	CEA § 1a(18)(A)(viii)(I).

[16]	CEA § 1a(18)(A)(viii)(III).

[17]	CEA § 1a(18)(A)(ix).

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subject to Title I of ERISA, governmental plan as defined in Section 3 of ERISA, endowment or any employee benefit plan as defined in Section 3 of ERISA (other than a plan subject to Title I of ERISA or a governmental plan) that has elected to be a Special Entity, and is therefore not a “Special Entity” as defined in CFTC and SEC rules governing swap transactions.

VIII.	Safe Harbor:

(i) Non-Special Entity Safe Harbor: The Adviser represents that the Account Holder has complied in good faith with written policies and procedures that are reasonably designed to ensure that the Subadviser, as a person to whom it has granted swap and security-based swap trading authority, is capable of (i) evaluating swap and security-based swap recommendations made by swap dealers and security-based swap dealers and (ii) making swap and security-based swap trading decisions on its behalf.

IX.

CFTC Swap Entity status: The Adviser represents that the Account Holder is not: (i) a Major Swap Participant or a Major Security-Based Swap Participant as defined in CFTC and SEC rules governing entity definitions or (ii) registered as a swap dealer with the CFTC or registered as a security-based swap dealer with the SEC.

X.

Trading Authority: The Adviser acknowledges and agrees that subject to applicable investment guidelines, the Subadviser has been given full discretion over the trading of swap and security-based swap transactions for the Account Holder. Such discretion includes, among other things, the authority to open trading accounts with swap dealers and security-based swap dealers and provide directly or through service providers relevant “know your customer” and any other information to such swap dealer or security-based swap dealer, and to receive on the Account Holder’s behalf the disclosures and other information a swap dealer or security-based swap dealer is required to provide to its counterparties under CFTC, SEC or other rules governing swap or security-based swap transactions, including the form and method of delivery of such disclosures and information.

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XI.

Consent to Disclosure: Notwithstanding anything to the contrary in any non-disclosure, confidentiality or other agreement between the Account Holder and any other party, the Adviser confirms that the Account Holder hereby consents to and agrees that the Subadviser is authorized to use and disclose information (and to permit counterparties to disclose information) concerning the Account Holder and the Account: (a) to the extent permitted by applicable law, rules, regulations, instruments, orders or directives that mandate reporting and/or retention of transaction and similar information issued by any regulatory authority, body or agency with jurisdiction to regulate trade reporting with respect to derivatives activities or to regulate persons with respect to trade reporting in connection with their derivatives activities (the “Reporting Requirements”) or (b) to and between the other party’s head office, branches or affiliates, or any persons or entities who provide services to such other party or its head office, branches or affiliates, in each case, in connection with such Reporting Requirements.

XII.

For the avoidance of doubt, (i) to the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on transactions and similar information otherwise required to be disclosed but permits the Account Holder to waive such non-disclosure requirements by consent, the Adviser on behalf of the Account Holder consents to waive such non-disclosure requirements to the extent permitted by such applicable laws and (ii) any agreement between the Account Holder and any other party to maintain confidentiality of information contained in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein. The Adviser represents and warrants that any third party to whom the Account Holder may owe a duty of confidentiality in respect of the information disclosed has consented to the disclosure of that information. Notwithstanding anything to the contrary in any non-disclosure, confidentiality or other agreement between the Adviser and the Subadviser, in connection with the provision of certain services related to derivatives to the Adviser by an affiliate of the the Subadviser, the Adviser hereby consents to, and

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authorizes, the Subadviser to transfer and disclose information concerning the Fund’s account to such affiliate for the performance of the services.

XIII.	European Market Infrastructure Regulations (“EMIR”) Advisers and Counterparty Categorization:

Market counterparties subject to EMIR need to know to which category their trading counterparts belong in order to assess which EMIR requirements apply to their derivative contracts with such counterparties. Under EMIR, all counterparties to Derivatives Transactions must be categorized as a Financial Counterparty (“FC”)18, a Small Financial Counterparty (“SFC”)19, a Non Financial Counterparty Plus (“NFC+”)20, or a Non Financial Counterparty Minus (“NFC-“)21. The distinction between these types of counterparties is important as it affects the nature of the obligations that EMIR applies to the Account Holder. Please confirm the classification that applies to the Account Holder. You must provide the correct categorization so that market counterparties may report trade information to the relevant regulatory bodies. You should also note that if you deem that you are an NFC+ and reside within the UK or EEA22, you are required to notify the FCA

[18]	“Financial Counterparty” means:

an investment firm authorised in accordance with Directive 2014/65/EU;

a credit institution authorised in accordance with Directive 2013/36/EU;

an insurance undertaking or reinsurance undertaking authorised in accordance with Directive 2009/138/EC, a UCITS and, where relevant, its management company, authorised in accordance with Directive 2009/65/EC, unless that UCITS is set up exclusively for the purpose of serving one or more employee share purchase plans;

an institution for occupational retirement provision (IORP), as defined in point (1) of Article 6 of Directive (EU) 2016/2341;

an alternative investment fund (AIF), as defined in point (a) of Article 4(1) of Directive 2011/61/EU, which is either established in the Union or managed by an alternative investment fund manager (AIFM) authorised or registered in accordance with that Directive, unless that AIF is set up exclusively for the purpose of serving one or more employee share purchase plans, or unless that AIF is a securitisation special purpose entity as referred to in point (g) of Article 2(3) of Directive 2011/61/EU, and, where relevant, its AIFM established in the Union; and

a central securities depository authorised in accordance with Regulation (EU) No 909/2014.

19 “Small Financial Counterparty” means a Financial Counterparty as described above, that performs the calculation to determine their group’s 12-month average aggregate position of OTC derivatives in each asset class and does not exceed any of the clearing thresholds.

[20]	“Non-financial Counterparty (NFC+)” means a counterparty above the clearing threshold, as referred to in Article 10 of

EMIR.

[21]	“Non-financial Counterparty (NFC-)” means a counterparty below the clearing threshold, as referred to in Article 10 of

EMIR.

[22]	“EEA” is the European Union plus Iceland, Liechtenstein and Norway.

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or European Securities and Markets Authority and your local competent authority of this status.

We confirm that the following category is applicable to Account Holder under the EMIR.

a)	Please mark the appropriate category below:

☒ FC

☐  SFC

☐ NFC-

☐ NFC+

b)

Delegated Reporting. The Adviser represents that the Account Holder is not domiciled within the EEA and therefore the Account Holder does not delegate any reporting requirements to the Subadviser under EMIR regulations.

XIV.	Canadian Representations:

The undersigned hereby represents that each of the following statements is true:

(i) The Account Holder is not a Canadian Person23; and

(ii) The Account Holder is not registered as a Dealer24, or registered in an alternative category25 as a consequence of trading in Derivatives26 in any jurisdiction in Canada.

XV.	National Futures Association (“NFA”) BYLAW 1101:

J.P. Morgan Investment Management Inc. (“JPMIM”) is a registered Commodity Pool Operator (“CPO”) and Commodity Trading Advisor (“CTA”) with the NFA. As such, JPMIM must comply with NFA Bylaw 1101, which prohibits NFA members from doing business with most non-members that are required to be registered with the CFTC.

Please complete both sections (1) and (2) below as appropriate.

(1) NFA Registration Status: Please indicate if you are an NFA member:

☐ Currently registered with the NFA.

[23]

“Canadian Person” means a person or company, that is not an individual, that is organized under the laws of, has its head office in, or has its principal place of business in a province or territory of Canada or, with respect to jurisdiction of organization only, the federal jurisdiction of Canada. For this purpose, “person” includes unincorporated organizations such as partnerships, associations, syndicates and trusts and “company” includes any incorporated entity.

[24]

“Dealer” means a “dealer” as defined under the Derivatives Act (Québec) or a “derivatives dealer” as defined under Rule 91-507 and equivalent rules, regulations, instruments, directives or orders when finalized by any Canadian provincial, territorial, federal or national regulatory authority, body or agency with jurisdiction to regulate derivatives activities or to regulate persons with respect to their derivatives activities, including the Office of the Superintendent of Financial Institutions with respect to the activities of federally regulated financial institutions (Canadian Regulator).

[25]	The reference to registration in an alternate category includes reference to registration as a large derivative participant. This regime is not yet in place in any jurisdiction.

[26]

Derivative means a derivative as defined in the securities or derivatives legislation, rules or regulations of a relevant Canadian jurisdiction, that is not excluded from the definition by reason of any rule or order of the relevant Canadian Regulator

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☑ Not required to be a member of NFA or to be registered.

(2) Commodity Pool Operator (“CPO”) Status: Please check all boxes that apply:

☐ The Fund is operated by a person that is a registered CPO with respect to the Fund. If this box is checked, please respond to the following two items:

☐	The NFA ID Number of the CPO is_________________________________.
☐	The CPO is an approved Swap Firm.

☑ The Fund is operated by a person that is not registered as a CPO with respect to the Fund because (check all that apply):

It is excluded from the definition of a CPO under CFTC Rule 4.5.

☑	it is exempt from registration as a CPO under CFTC Rule 4.13(a)(3).
☐	it relies on CFTC No-Action Letter 12-38 (for certain Funds of Funds).
☐	it is exempt from registration as a CPO under CFTC Rule 3.10(c).
☐	it relies on another CFTC No-Action Letter (please specify)______________________________.
☐	it is otherwise exempt or excluded from CPO registration (please specify basis) ___________________.

☑	The Fund is exempt from the definition of commodity pool under CFTC Rule 4.5(a).

☑	A claim of exemption exclusion, or reliance on a CFTC No-Action Letter has been filed with the NFA.
☐	The NFA ID number associated with the claim is__________________________________.

Appendix 1: Definitions

“U.S. person Categories” means the enumerated categories of “U.S. persons” that are provided pursuant to CFTC Rule 23.23 (17 C.F.R. 23.23(a)23). For informational purposes only, the text of the categories is reproduced below:

(i)	A natural person resident in the United States;

(ii)

A partnership, corporation, trust, investment vehicle, or other legal person organized, incorporated, or established under the laws of the United States or having its principal place of business in the United States;[27]

(iii)	An account (whether discretionary or non-discretionary) of a U.S. person; or

27 The CFTC stated in the Cross-Border Rule that, in its view, the language herein would include pension plans for the employees, officers, or principals of a legal entity described in this paragraph. The language in this paragraph also “subsumes the trust prong” of the “US Person” definition in the Cross-Border Margin Rule.

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(iv)	An estate of a decedent who was a resident of the United States at the time of death.

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